Exhibit 10.1
2024 Long Term Retention Plan

MERCADOLIBRE, INC. 2024 LONG TERM RETENTION PROGRAM

Effective as of January 1, 2024

Contents

MercadoLibre, Inc. 2024 Long Term Retention Program

Article 1. Purpose 2
Article 2. Definitions 2
Article 3. Participation and Award Opportunities 4
Article 4. Payment of Awards 5
Article 5. Termination of Employment; Forfeitures 7
Article 6. Administrative Provisions 8

MERCADOLIBRE, INC. 2024 LONG TERM RETENTION PROGRAM

Article 1. Purpose

The MercadoLibre, Inc. 2024 Long Term Retention Program (the “Plan”) is effective as of January 1, 2024. The principal purpose of the Plan is to assist the Company in the retention of key employees that have valuable industry experience and developed competencies by rewarding Participants in relation to their individual results and their contributions to the organization, as well as overall Company goals and performance.

Article 2. Definitions

When used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood, that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise, and that direct or indirect ownership of ten percent (10%) or more of the voting interests of another Person shall always be deemed to constitute “control”).

“Award” means a cash bonus to be paid to a Participant, subject to the terms and conditions of this Plan, for services provided to the Company.

“Award Committee” means (i) with respect to all Eligible Employees, the Compensation Committee of the Board, or such other committee that the Board appoints to administer this Plan, which shall have general administrative authority concerning the Plan, and (ii) with respect to Eligible Employees who are not executive officers of the Company, the Company’s Chief Executive Officer, each of which shall, subject to Article 6, have the authority and discretion to resolve any and all terms and conditions of any Awards and disputes concerning the Plan and any Awards hereunder.

“Board” means the board of directors of the Company.

“Cause” means “cause” or a similar term set forth in the Participant’s employment agreement with the Company or, if no such agreement is then in effect, shall mean (A) the Participant’s material disregard of his responsibilities, authorities, powers, functions or duties or failure to act, (B) repeated or material negligence or misconduct by the Participant in the performance of his duties, (C) appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company, (D) the commission by the Participant of any act of fraud, theft or financial dishonesty with respect to the Company, or any felony or criminal act involving moral turpitude or dishonesty on the part of the Participant, (E) the Participant’s habitual drunkenness or excessive absenteeism not related to sickness, and/or (F) the material breach by the Participant of any provision of his employment agreement that is not cured by the Participant within thirty (30) days after written notice of breach has been delivered to the Participant by the Company, unless such breach is incapable of cure (in which case the Participant shall not be entitled to an opportunity to cure), in each case of clauses (A) through (F) above, as determined by the Board in good faith.

“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:
1.any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, is or becomes the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the combined voting power or Shares of the Company; provided, however, that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act;
2.there is consummated a merger or consolidation of the Company or any of its direct or indirect subsidiaries with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power and Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
3.there is completed a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and Shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Shares of the Company immediately prior to such sale.

“Company” means MercadoLibre, Inc. and its consolidated subsidiaries, and MercadoLibre, Inc.’s successors or assigns.

“Covered Termination” means (i) a termination of a Participant’s employment by the Company without Cause and for a reason other than the Participant’s death or disability (as determined under Article 5(a)) or (ii) a Participant’s resignation from the Company with Good Reason).

“Eligible Employee” means an individual who is designated by the Award Committee as eligible for this Plan and who is employed by the Company as determined by the Award Committee.

“Good Reason” means (i) a material diminution in the Participant’s duties, functions and responsibilities to the Company without the Participant’s consent or the Company preventing the Participant from fulfilling or exercising the Participant’s materials duties, functions and responsibilities to the Company without the Participant’s consent; (ii) a material reduction in the Participant’s base salary or bonus opportunity or (iii) a requirement that the Participant relocate the Participant’s employment more than fifty (50) miles from the location of the Participant’s principal office without the consent of the Participant. A Participant’s resignation shall not be a resignation with Good Reason unless the Participant gives the Company written notice (delivered within thirty (30) days after the Participant knows of the event, action, etc. that the Participant asserts constitutes Good Reason), the event, action, etc. that the Participant asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Participant, within thirty (30) days after such notice and the Participant resigns effective not later than thirty (30) days after the expiration of such cure period.

“Market Value” of a Share, as of any date, means (i) the average closing sale price of one Share as reported on a national stock exchange, including, but not limited to, the NASDAQ Global Market (a “National Stock Exchange”) during the sixty (60) trading day period (or such shorter period as the Shares are so listed) ending on the last trading day immediately preceding such date; (ii) if the Shares are not listed for trading on a National Stock Exchange during any day in that sixty (60) trading day period but are quoted on the Over-the-Counter-Bulletin Board (the “OTCBB”), the mean between the closing bid and closing asked prices for the Shares as quoted on the OTCBB during the sixty (60) trading day period (or such shorter period as the Shares are so quoted) ending on the last trading day immediately preceding such date, (iii) if the Shares are not listed for trading on a National Stock Exchange or quoted on the OTCBB during any day in that sixty (60) trading day period and the Shares were last traded on a National Stock Exchange, the average closing sale price of one Share as reported on the National Stock Exchange during the ninety (90) trading day period ending on the last day the Shares were listed for trading on such Exchange or (iv) if the Shares are not listed for trading on a National Stock Exchange or quoted on the OTCBB during any day in that sixty (60) trading day period and the Shares were last traded on the OTCBB, the mean between the closing bid and closing asked prices for the Shares as quoted on the OTCBB during the ninety (90) trading day period ending on the last day the Shares were quoted on the OTCBB. For purposes of calculating the benefits and valuing Shares for the single cash payment payable within fifteen (15) days after a Change in Control, the term “Market Value” means the amount determined under the preceding sentence determined as of the date on which the Change in Control occurs. For purposes of calculating benefits and valuing Shares for other payments payable after a Change of Control, the term “Market Value” means, (x) in the event the Company is not the surviving entity in the Change in Control, the amount determined under the first sentence of this paragraph and determined as of the date on which the Change in Control occurs, or, (y) in the event the Company is the surviving entity in the Change in Control, the greater of (A) the amount determined under the first sentence of this paragraph and determined as of the date the benefit is a payable (e.g., as of the Payment Date of the appropriate year or the date of a Participant’s Covered Termination, as applicable) or (B) the amount determined under the first sentence of this paragraph and determined as of the date on which the Change in Control occurs.

“MercadoLibre Business” means any activities directly or indirectly related to Online Transactional Platforms, Online Classified Advertisements and/or Payment Platforms.

“Online Classified Advertisements” means listings of goods, products or services on Internet sites, which listings (1) serve the same purpose as the listings appearing in the classifieds section of printed newspapers, (2) include direct contact information of the seller via telephone, e-mail or any offline method, which contact information is readily and continuously available to any visitor without restriction or special action required from the visitor, or provide for a method to contact the seller so that the seller may then respond providing direct contact information, and (3) are on Internet sites the operator or administrator of which does not (x) play any role in consummating the transaction to which the listing relates, or (y) provide any information (other than contact information) to the seller regarding the potential buyer or interested party, or otherwise serve as middle-man between a potential buyer and seller (other than for the limited purposes expressly set forth in this paragraph), or (z) charge any fee or commission for such transaction (including, without limitation, any fees for completion of transactions and/or fees based on number of users contacting another user) other than a listing fee, which is a fee for placing the listing on the website and is chargeable before or at the time such listing appears. Examples of Online Classifieds Advertisements include Craigslist.com, Kijiji.com, and olx.com.

“Online Transactional Platforms” means online transactional platforms or similar as determined by the Award Committee including, but not limited to, (a) any online platform offering a wide variety of product lines and/or services, operating in a manner similar to Amazon.com or Submarino.com as of the date hereof and/or (b) online transactional marketplaces located on websites in which sellers and potential buyers transact for any kinds of goods and/or services, which goods and/or services are displayed on such website, and in which the sellers’ and potential buyers’ initial contact can only be made through such website (for purposes of initial contact, direct contact information of another user is not made available to users, in accordance with the terms of use of such website), such as eBay.com, MercadoLibre.com, DeRemate.com, etc. (and any such domain name with country suffixes).

“Participant” means an Eligible Employee who is designated as eligible to receive an Award for services provided in 2024. The designation of an individual as a Participant under this Plan shall not provide the individual with any rights to any future participation for any subsequent long term retention plans that may be adopted by the Company in future years but, subject to the terms of the Plan, an individual shall remain a Participant for purposes of receiving a payment of an Award until such individual ceases to be an Eligible Employee.

“Payment Date” means a date prior to April 30, to be selected by the Company in its sole discretion.

“Payments Platforms” means websites or platforms enabling the sending, receipt, holding and/or transfer of money from one user to another user through an account that is funded by, among other things, traditional payment methods and then used to transact with another user electronically, such as PayPal.com, MercadoPago.com, or Dineromail.com (and any such domain name with country suffixes).

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or any other similar entity or a governmental or quasi-governmental body.

“Shares” means shares of common stock of the Company, $0.001 par value per share.

“Territory” means the United States of America and each country and territory in Latin America and the Caribbean, including, without limitation, Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Uruguay, and Venezuela.

Article 3. Participation and Award Opportunities

The amount of the Award for each Plan Participant will be established by the Award Committee and communicated to each Plan Participant. The amount of each Award may be different for each Participant or levels of Participants as determined by the Award Committee.
The amount of each Award shall be enumerated as a specified amount, calculated in accordance with Article 4 hereof, of United States dollars, unless the Award Committee determines the amount of any such Award in a local currency. The amount of each Award, to the extent it becomes payable, shall be paid in the form of cash only.

Article 4. Payment of Awards

(a) Conditions and Payment.

(1) Any Award granted to a Participant shall be payable to the Participant in accordance with and subject to the terms of this Article 4 and Article 5.

(2) The timing and conditions of the payment of such Award are subject to the terms and conditions of the Plan and, subject to Article 6 of the Plan, any other terms and conditions determined by the Award Committee to be appropriate. Subject to the following paragraphs and Article 5, Participant must be employed as an Eligible Employee on the date each portion Award is to be paid to such Participant. An Award may, but is not required to, be evidenced by a separate agreement executed by the Participant.

(3) Each Participant’s Award shall be payable as follows:

(i) Sixteen and two-thirds percent (16.66%) of half of Participant’s Award shall be payable to the Participant on the Payment Date of each calendar year for a period of six (6) years starting in 2025; and

(ii) the Participant shall receive on the Payment Date of each calendar year for a period of six (6) years starting in 2025, a payment equal in value to the product of (i) multiplied by (ii), where (i) equals sixteen and two-thirds percent (16.66%) of half of Participant’s Award and (ii) equals the quotient of (a) divided by (b), where (a), the numerator, equals the Market Value as of the first day of the fiscal year in which the applicable Payment Date occurs and (b), the denominator, equals $1,426.11 (the average closing price of the Company’s common stock on the NASDAQ Global Market during the final sixty (60) trading days of 2023);

provided, however that in the event an employee of the Company was determined to be an Eligible Employee prior to June 30, 2024 (or, with respect to only to new employees joining the Company, prior to September 30, 2024), with respect to the Payment Date in 2025 only, references to sixteen and two-thirds percent (16.66%) contained in Article (4)(a)(3)(i) and 4(a)(3)(ii) above shall be replaced with a percentage equal to sixteen and two-thirds percent (16.66%) multiplied by a fraction, the numerator of which is the number of days in the period beginning on the date the Award is granted to the Eligible Employee and ending December 31, 2024 and the denominator of which is three hundred sixty-five (365).

(b) Notwithstanding anything in the Plan or any other agreement entered into in connection with or pursuant to the Plan:

(1) Each Participant who is employed by the Company on the date a Change in Control occurs shall be vested in the right to receive fifty percent (50%) of the Award payments scheduled to be paid thereafter.

(2) As soon as practicable after the date a Change in Control occurs, but in no event more than fifteen (15) days after the date a Change in Control occurs, each Participant described in clause (1) of this paragraph shall receive a single cash payment equal to fifty percent (50%) of the Award payments scheduled to be paid after the Change in Control (based on the Market Value on the date the Change in Control occurs).

(3) Each Award payment scheduled to be paid after the Change in Control shall be reduced by fifty percent (50%), i.e., to reflect the single cash payment under clause (2) of this paragraph, and shall continue to be paid on each Payment Date in accordance with the preceding paragraph, subject to the Participant’s continued employment; provided, however, that if a Participant described in clause (1) of this paragraph experiences a Covered Termination on or after Change in Control, then any Award payments scheduled to be paid after the Covered Termination shall be paid in a single cash payment (based on the Market Value on the date of the Covered Termination) within fifteen (15) days after the Covered Termination.

(c) Notwithstanding anything in the Plan or any agreement entered into in connection with or pursuant to the Plan:

(1) The portion of any Award under this Plan that was forfeited or forfeitable upon the Participant’s Covered Termination before a Change in Control shall be reinstated (or if not yet forfeited, retained) as of the date of the Change in Control if such date is not more than one hundred and twenty (120) days after the date of the Covered Termination.

(2) As soon as practicable after the date a Change in Control occurs, but in no event more than fifteen (15) days after the date a Change in Control occurs, each Participant described in clause (1) of this paragraph shall receive a single cash payment equal to one hundred percent (100%) of the Award payments scheduled to be paid after the date of the Participant’s Covered Termination. With respect to any Award payment originally scheduled to have been paid before the date of the Change in Control, the amount of such payment will be based on the Market Value on the date of the Covered Termination. With respect to any Award payments scheduled to be paid on or after the Change in Control, the amount of such payment will be based on the Market Value on the date the Change in Control occurs.

(3) If a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Internal Revenue Code of 1986 (the “Code”) is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule. Each payment provided any Participant in connection with an Award granted hereunder shall be considered a separate payment for purposes of Section 409A of the Code.

(d) Notwithstanding anything in the Plan or any other agreement entered into in connection with or pursuant to the Plan:

(1) If any portion of an Award received or to be received by a Participant (either alone or together with other payments or benefits which such Participant received or realized or is then entitled to receive or realize from the Company under any other plan, program, arrangement or agreement in connection with a Change in Control or a Participant’s termination of employment) (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in any other plan, program, arrangement or agreement, the Company will reduce the payment of the Award to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Award will only be reduced if (i) the net amount of any Total Payments, as so reduced (and after subtracting the net amount of United States federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out, if any, of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(2) If (A) any portion of the Total Payments other than an Award (the “Other Payments”) is required to be reduced pursuant to a provision substantially similar to this Article 4(d), (B) any portion of an Award is required to be reduced pursuant to this Article 4(d); and (C) there is no other provision in any other plan, program, arrangement or agreement governing the payment of the Other Payments which dictates the order of the reduction in the Other Payments, then the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to section 409A of the Code as deferred compensation.

(3) For purposes of determining whether and the extent to which the Award will be subject to the Excise Tax and the amount of such Excise Tax: (i) no portion of the Award the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; and (ii) no portion of the Award will be taken into account which, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Award will be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation.

(4) The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 4(d)(4) will not of itself limit or otherwise affect any other rights of the Participant under the Plan. The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Award.

Article 5. Termination of Employment; Forfeitures

(a) Except as provided in Article 4 with respect to a Covered Termination within one hundred and twenty (120) days before a Change in Control or a Covered Termination on or after a Change in Control, participation in the Plan shall cease immediately upon a Participant’s retirement, resignation or termination of employment as an Eligible Employee for any reason (with or without Cause), or if determined by the Award Committee, upon the Participant’s death or disability. Disability will be determined under the Company’s long term disability plan, if any, or upon receipt of a letter of determination or similar of the Participant’s complete disability by the applicable governmental authority under local applicable law, which complete disability entitles the Participant to disability payments under local law.

(b) In the event that:

(1) while the Participant is employed by the Company, he or she engages in, directly or indirectly, any other business or activity that could materially or adversely affect the Company’s business or his or her ability to perform his or her duties for the Company, including, but not limited to, any activities adversely affecting the MercadoLibre Business anywhere in the Territory;

(2) while the Participant is employed by the Company or during the one-year period following the termination of the Participant’s employment for any reason, he or she directly or indirectly, on his or her own behalf or on behalf of another Person or entity, hires or solicits for hire any employees of the Company or its Affiliates or in any manner attempts to influence or induce any employee of the Company or its Affiliates to leave their employment; or

(3) while the Participant is employed by the Company or during the one-year period following the termination of the Participant’s employment for any reason, he or she alone (or in association with any other Person) directly or indirectly, in any capacity, owns, operates, manages, controls, engages in, invests in, becomes employed by, acts as a consultant or advisor to, or provides services for, or otherwise assists any other Person in activities that are competitive with the MercadoLibre Business anywhere in the Territory, he or she will automatically forfeit any and all benefits received under the Plan and any and all benefits which the Participant may otherwise be entitled to receive under the Plan. If the Participant terminates employment with the Company for any reason (with or without Cause) and he or she alone (or in association with any other Person) takes any of the action set forth in subparagraph (1), (2) or (3) above, the Participant will be required to immediately, and in no event more than five (5) days following the termination of the Participant’s employment, return all amounts which the Participant has received under the terms of the Plan (the “Recovery Amount”), and the Participant and the Company hereby agree to the following, notwithstanding any Plan provision to the contrary:

(i) that the Company may withhold all or a portion of the Recovery Amount from any salary, wages or other amounts due to the Participant from the Company; and

(ii) in addition to the Recovery Amount, the Company may also recover any fees incurred by the Company in seeking to collect the Recovery Amount, including, but not limited to, the Company’s reasonable attorneys’ fees.

Notwithstanding the foregoing, ownership of less than five percent (5%) of the outstanding capital stock of any Person whose securities are registered under the Securities Exchange Act of 1934, as amended, in and of itself shall not be cause for automatic forfeiture under Article 5(b)(3), whether or not the subject Person is competitive with the Company.

(c) Except as provided in Article 4 with respect to a Covered Termination within one hundred and twenty (120) days before a Change in Control or a Covered Termination on or after a Change in Control, the portion of any Award under this Plan that has not been actually paid to the Participant prior to the date of such resignation or other termination of employment shall be forfeited, except that the Award Committee, in its discretion, may pay all or part of the amount that remains payable under an Award upon the disability or death of the Participant in accordance with such rules or procedures established by the Award Committee provided, however, that any amount of the Award payment that the Award Committee determines to pay shall be paid no later than March 15 of the year following the year that the Participant’s employment ends on account of disability or death. Notwithstanding any provision of the Plan to the contrary, any Award paid to the Participant shall be subject to recovery by the Company in the event that the Participant is terminated for Cause and shall, to the extent permitted by law, be subject to recovery from any amounts owed by the Company to the Participant, including, but not limited to, offsetting any amounts owed under the Plan to the Company against any amounts otherwise owed to the Participant by the Company.

(d) If the Award Committee decides to pay all or part of an Award after the death of a Participant in accordance with this Article 5, the Participant may designate in writing one or more persons (“beneficiary”) to receive any unpaid portion of the Participant’s Award upon the death of the Participant. By similar action, the Participant may designate a change of beneficiary at any time, which change shall be effective only upon receipt by the Award Committee of said notice. The last such designation form filed with the Award Committee prior to the Participant’s death shall control. The Award Committee may establish a form or other requirements for such designation. If the Participant designates his spouse as a beneficiary, the divorce of Participant shall automatically revoke that designation of his spouse as beneficiary except to the extent otherwise provided in a subsequent beneficiary designation filed by the Participant with the Award Committee. In the absence of a written designation, or in the event the Participant dies without a beneficiary surviving him, any amount which would otherwise be payable on account of his death shall be paid to the surviving spouse of the Participant or if none, to the Participant’s estate. A beneficiary of a Participant shall have no interest or rights hereunder during the lifetime of the Participant.

(e) For the avoidance of doubt and notwithstanding the other provisions of this Article 5 and the Plan, Awards under the Plan are subject to clawback in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, the terms of the Company’s Policy Regarding Clawback of Incentive Compensation, as amended from time to time, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law (collectively, the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable. No recovery of any Award pursuant to such a Clawback Policy shall be treated as an event giving rise to a Participant’s right to voluntarily terminate employment upon a resignation for “good reason” or for a “constructive termination” (or any similar term) under any plan of or agreement or contract with the Company. The Company’s rights contemplated in this Article 5(e) and/or pursuant to any Clawback Policy are not exclusive, and therefore the availability of such remedies are without prejudice to any and all other remedies available to the Company pursuant to applicable law or under any other contract, plan or agreement.

Article 6. Administrative Provisions

(a) The Plan was approved by the Board on April 18, 2024 to be effective as of January 1, 2024 for all services provided by Participants in 2024.

(b) Unless the Board provides otherwise, the Plan shall be administered and interpreted by the Award Committee, which has been provided absolute authority hereunder to administer the Plan, subject to the limitation on the authority of the Chief Executive Officer set forth in the definition of Award Committee above. The Board and its members, the members of the Award Committee and any other individual who may, from time to time, have been delegated responsibility with respect to the administration of this Plan (collectively, “Authorized Persons”), shall have the full authority, discretion and power necessary or desirable to administer and interpret this Plan, in accordance with the Plan terms. Benefits under the Plan shall be payable only if the Authorized Persons in their respective sole and absolute discretion determine that any such benefits are properly payable under the Plan. Without in any way limiting the foregoing, all Authorized Persons shall have complete authority, sole discretion and power to: (i) determine the Participants; (ii) determine the amount of the Award for each Participant; (iii) interpret the provisions of this Plan and any other documentation used in connection with this Plan, including documentation specifying individual Awards and the like; (iv) establish and interpret rules, regulations and procedures (written or by practice) for the administration of the Plan; (v) determine which entity is responsible for making Award payments; (vi) determine the effect, if any, the transfer of a Participant’s service location from one jurisdiction to another will have on an outstanding Award; and (vii) make all other determinations and take all other actions necessary or desirable for the administration or interpretation of this Plan. The express grant in the Plan of any specific power to Authorized Persons shall not be construed as limiting any power or authority of such Authorized Person. All actions, decisions and interpretations of the Authorized Persons shall be final, conclusive and binding on all parties. All expenses of administering the Plan shall be borne by the Company.

(c) Nothing in this Plan shall be deemed by implication, action or otherwise to constitute a contract of employment or otherwise to impose any limitation on any right of the Company to terminate a Participant’s employment at any time for any or no reason.

(d) A Participant shall have no right to anticipate, alienate, sell, transfer, assign, pledge or encumber any right to receive any Award made under the Plan, nor will any Participant have any lien on any assets of the Company by reason of any Award made under the Plan.

(e) The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan.

(f) The Plan may be amended, suspended or terminated at any time and from time to time, by action of the Board or the Award Committee, including, without limitation, by way of an amendment to eliminate Award payments during any calendar year, as determined by any of the Authorized Persons in its sole discretion, but in any event, the Plan will be terminated no later than upon the last date the Company pays all Participants any and all amounts that may due under the Plan and no amounts remain due and payable under the Plan to any person as determined by Award Committee. The preceding sentence to the contrary notwithstanding, on and after a Change in Control, no amendment, suspension or termination of the Plan that adversely affects the rights of a Participant (or the beneficiary of a deceased Participant who has not received payment of an amount approved by the Award Committee under Article 5), shall be effective without the written consent of that Participant or beneficiary.

(g) The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation for such Participant for any period of time. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or in any way affect any right and power of the Company to terminate the employment of any employee at any time without assigning a reason therefor.

(h) This Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Awards under this Plan shall be based solely upon any contractual obligations which may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(i) In order to be effective, any amendment of this Plan or any Award must be in writing and made by the Award Committee. No oral statement, representation, written presentation or the like shall have the effect of amending or modifying this Plan or any Award, or otherwise have any binding effect on the Company, the Board, the Chief Executive, the Award Committee or any individual who has been delegated authority to administer this Plan.

(j) The Plan shall be construed in accordance with and governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of law.

(k) In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

(l) Except for their own gross negligence or gross misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of this Plan, the Company (and its affiliates), Board and its members, the Award Committee and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns, against liability or losses occurring by reason of any act or omission under the Plan.

(m) Should the Company effect one or more stock dividends, stock splits, subdivisions or consolidations of Shares or other similar changes in capitalization, then the terms of outstanding Awards shall be adjusted as the Award Committee shall determine to be equitably required. Any determination made under this Article 6(m) by the Award Committee shall be final and conclusive. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Awards.

Executed on the 18 day of April, 2024 to be effective as of the 1st day of January, 2024.

Mercado Libre, Inc.
By: /s/ Marcos Galperin
Name: Marcos Galperin
Title: Chief Executive Officer